Exhibit 10.3

1/28/2022
Nicole Murphy Nicole.Murphy@biogen.com

Dear Nicole,

I am pleased to offer you a promotion to Executive Vice President (EVP), Head of Pharmaceutical Operations & Technology effective February 1, 2022. This position will report to Biogen's Chief Executive Officer, Michel Vounatsos.

The effective date of this new position will be arranged following your formal acceptance of this position.

The specific terms of our offer are as follows:

Salary: This is a full-time, exempt position and your starting annual salary will be $615,000, less applicable withholdings, and which will be paid biweekly in accordance with our standard payroll processes.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, with a target bonus opportunity of 75% of your annual base salary. Based upon your promotion date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year's Plan document, which are available on BiogenConnect.

Long-Term Incentive Plan: We expect that you will be eligible to participate in the Biogen annual Long-Term Incentive (LTl) program. Approved awards would be made under the Biogen Inc. Omnibus Equity Plan in effect at that time. The details of the LTl awards will be subject to the approval of, and made by, the Compensation and Management Development Committee of the Board of Directors of Biogen.

Your employment at Biogen continues to be employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice.

In addition to agreeing to and signing this appointment letter, please also sign the attached Employee Proprietary Information and Inventions and Non-Compete Agreement, as with this appointment, you will become an Executive Officer of the Company.

Finally, outlined below are the additional benefits you are eligible for as an EVP, some of which you are already eligible for as a VP+ executive:

Additional Executive Benefits

Vacation: You are entitled to vacation days based on years of service measured from your hire date at Biogen (July 1st, 2019)

Supplemental Savings Plan: You will be entitled to participate in Biogen's Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). If you were not previously eligible for the SSP, enrollment information will be sent to you shortly.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: You will be entitled to severance benefits in accordance with the Severance Plan for
U.S. Executive Vice Presidents in effect at the time of any separation of service, and at that time you should refer to the document for details regarding terms, conditions, eligibility and potential tax implications.

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is
$7,500 per calendar year (January 1 - December 31), subject to the guidelines of the Tax & Financial Planning and Executive Reimbursement Program. The details of these benefits are available upon your employment with the Company.

Nicole, I am confident you will continue to contribute to Biogen's success and wish you the best of luck in your new position. If you have any questions, please feel free to contact me.

Sincerely, Ginger Gregory

ACCEPTED:

Signature

/s/ Nicole Murphy

Date

1/31/2022

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AND NON-COMPETE AGREEMENT

This Employee Proprietary Information and Inventions and Non-Compete Agreement (hereinafter the "Agreement") shall be effective as of the first day of my employment with Biogen Inc. (together with its subsidiaries and any other corporate affiliates hereinafter collectively, the "Company") or, if I already am employed by the Company, on the date that I sign this Agreement. In consideration of my employment or continued employment, the compensation to be received by me from the Company from time to time, and my participation in the Company's annual bonus or incentive compensation plan {depending on my role and the applicable eligibility criteria), I hereby specifically acknowledge, understand, and agree that:

Nature of Employment Relationship

1.My employment with the Company has been entered into voluntarily and I may resign at any time. Similarly, the Company may terminate my employment at any time without cause or notice, and for any reason, without resort to any policies, practices or procedures. No implied oral or written agreements contrary to the express language of this Agreement are valid unless they are in writing and signed by the Board of Directors or the Chief Executive Officer of the Company.

Protection of the Company's Intellectual Property and Goodwill

2.The Company is engaged in a continuous program of research, development, production, sales, and marketing. I am expected to make new contributions and/or inventions of value to the Company as a part of my employment by the Company.

3.My employment creates a relationship of confidence and trust between me and the Company with respect to any nonpublic information applicable to or related to the business of the Company or applicable to or related to the business of any client or customer of the Company or to the disclosure of nonpublic information to the Comp any by any person or entity, which may be made known to me by the Company or by a client or customer of the Company, or created or learned by me during the period of my employment.

Proprietary Information of the Company

4.The Company possesses and will possess information that has been created, discovered, developed, or otherwise become known to the Company (including without limitation information created, discovered, developed, or made known by me) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged or will engage and is not generally known to the public. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, nonpublic patent applications, formulas, data, know-how, improvements, inventions, techniques, biological materials, marketing plans, strategies, forecasts, customer lists, personnel, and non-public financial information.

5.All Proprietary Information shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all patents or other rights in connection therewith. I hereby assign to the Company, or such other entity as the Company directs in writing, any rights I may have or acquire in such Proprietary Information.

6.At all times, both during my employment by the Company and after its termination for any reason, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

7.All documents, records, notes, apparatus, computers, data storage devices, equipment and other physical property, and all documents and records (whether stored electronically or in hard copies), whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment with the Company, shall be and remain the sole property of the Company. I will promptly return and deliver such property and any copies to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment with the Company for any reason, and I will not take with me any such property or any reproduction of such property, in any form, upon termination.

8.The Company has received and, in the future, will receive from clients, customers and other third parties, their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for limited purposes. I will hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person, firm or corporation or use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

9.I agree to keep and maintain adequate and correct record of all inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of laboratory notebooks and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

Inventions

10.I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, biological materials, processes, techniques, know-how, research and data, whether or not patentable, which are made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment and which are related to or useful in the actual or anticipated business of the Company or the Company's actual or anticipated research or development efforts, or result from tasks assigned me by the Company or result from use of premises, or equipment or materials, possessed, owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, biological materials, processes, techniques, know-how, and data shall be collectively hereinafter called "Inventions") 1

Assignment and Cooperation

11.    My ownership interest in all Inventions that I make, conceive, reduce to practice, or develop (in whole or in part, either alone or jointly with others) during my employment, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all patents and other rights in connection therewith. I hereby assign to the Company or such corporate affiliate as Company may specify, any rights I may have or acquire in such Inventions. As to all such Inventions, I will assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on said Inventions in any and all countries. To that end I will, without limitation, assist and cooperate in legal proceedings, and will execute all documents for use in applying for and for obtaining and maintaining such patents thereon and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or person designated by it. My obligation to assist the Company in obtaining and enforcing patents for such Inventions in any and all countries shall continue beyond the termination of my employment for any reason, but the Company shall compensate me at the rate of pay I was receiving at the time of my termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for any such patent or to prosecute any patent application with respect to such an Invention (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

1. APPLICABLE TO CALIFORNIA-BASED EMPLOYEES ONLY:

This Agreement does not require assignment of an invention which an employee cannot be obligated to assign under Section
2870 of the California Labor Code {hereafter called "Section 2870") (quoted below). However, I will disclose any Inventions as required by Section 9 hereof regardless of whether I believe the Invention is protected by Section 2870, in order lo permit the Company to engage in a review process to determine such issues as may arise. Such disclosure shall be received in confidence by the Company.

California Labor Code§ 2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an Invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the lime of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

12.    Any copyrightable works, including, without limitation, literary works, computer programs, artistic works (including design, graphs, drawings, blueprints and other works), recordings, slides, motion pictures and other audio -visual works that I may produce in the course of my employment by the Company shall be "works made for hire," to the maximum extent permitted by law. Any works of authorship that I may prepare alone or with others during my employment with the Company, so far as they relate to the actual or anticipated business of the Company, or processes, personnel, financial information, apparatus, products, researches or research programs of the Company, shall be regarded as prepared by me within the scope of my employment, and, unless otherwise agreed to in a written instrument signed by an officer of the Company, shall be owned by the Company, including, without limitation any copyright(s) in such works of authorship and I hereby assign to the Company any and all rights I may have in such works of authorship and in any and all copyrights therein and copyright registrations thereof. I will execute promptly when requested by the Company to do so any assignment documents that the Company deems necessary or appropriate to serve as further evidence of this assignment. I will, without limitation, assist and cooperate in legal proceedings, and will execute all documents for use in applying for and for obtaining and maintaining copyrights in work of authorship, and in enforcing the same, as the Company may desire, together with any assignments thereof to the Company or person designated by it. My obligation to assist the Company in obtaining and enforcing copyrights in works of authorship, in any and all countries shall continue beyond the termination of my employment for any reason, but the Company shall compensate me at the rate of pay I was receiving at the time of my termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for any such copyright or to prosecute any copyright registration application with respect to such work of authorship, or renewal thereof, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of copyright registrations thereon with the same legal force and effect as if executed by me.

Prior Inventions

13.    I have set forth on Exhibit A, a complete list of intellectual property that I have, alone or jointly with others, authored, made, developed, conceived and/or reduced to practice prior to my employment with the Company that I consider to be my property or the property of third parties ("Prior Inventions"). If Exhibit A is not attached or does not contain any disclosure list, I represent that I have no Prior Inventions. I will not incorporate, or permit to be incorporated, Prior Inventions in any Inventions, including into any company product, process, or method of manufacture, without the prior written consent of the Company and any third-party owner. If, notwithstanding the foregoing, I incorporate a Prior Invention in which I have any right, title or interest into any Inventions, including into any company product, process, or method of manufacture, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to reproduce, display, distribute, make, have made, modify, use, sell, offer for sale and import such Prior Invention. For clarity and in accordance with Section 11, I will not incorporate or permit incorporation of any intellectual property that I, alone or jointly with others, authored, made, developed, conceived and/or reduced to practice during my employment with Biogen into any Prior Inventions or into any intellectual property otherwise in existence prior to my employment with Biogen or that comes into existence subsequent to my employment with Biogen

Obligations to Previous Employers

14.I have not brought and will not bring to the Company or use in the performance of my responsibilities at the Company any confidential or proprietary materials or documents of a former employer. I will not do so in the future unless I have first: (i) obtained and provided to the Company written authorization from the former employer for their possession and use, and (ii) obtained written authorization by an officer of the Company for their use in the performance of my responsibilities at the Company.

15.I represent that my execution of this Agreement, my employment with the Company and the performance of my proposed duties for the Company will not violate any obligations I may have to any former employer. I will provide to the Company any agreement with a former employer that purports to limit my employment activities subsequent to the termination of that employment relationship. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I will not enter into, any agreement either written or oral in conflict herewith. During my employment with the Company, I am not to breach any obligation of confidentiality that I may have to former employers.

Other Employment

16.During the period of my employment by the Company, I will not, without the Company's prior written consent, engage in any employment or activity other than for the Company in any business in which the Company is now or may during the course of my employment become engaged.

Enforcement of Covenants

17.I acknowledge that in the event of my breach or threatened breach of my agreements set forth in this Agreement, the Company will suffer irreparable harm, and monetary damages will be impossible to ascertain and/or inadequate to compensate it for such breach. Therefore, in the event of my breach or threatened breach of any of my obligations, the Company, in addition to and not in limitation of other rights, shall be entitled to reasonable attorneys' fees incurred by the Company in enforcing its rights and injunctive relief (without any obligation by the Company to post a bond) in order to restrain any such breach or threatened breach by me. In the event a court of competent jurisdiction determines that I have violated any provision of this Agreement, the running of the time period of the provision so violated shall be automatically suspended as of the date of such violation until such violation has permanently ceased, after which the time period shall recommence and shall run for the remainder of its term.

Jury Waiver and Disputes

18.If a Dispute arises under this Agreement or in connection with my employment, then any litigation commenced by either of us shall be resolved by a Judge alone (regardless of the location of such litigation), and both parties hereby waive and forever renounce the right to a trial before a civil jury. For purposes of this Agreement, Dispute shall be deemed to include any disputes relating to: (i) the terms and conditions of my employment; (ii) any claimed breach of the covenants set forth in this Agreement, or (iii) any dispute relating to the separation of my employment, whether voluntary or involuntary. Specifically included are any disputes or claims arising under: (i) any local, state or federal discrimination or civil rights statute, regulation or order (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, and any amendments to the same); (ii) any other local, state or federal employment related statute, regulation or order relating to wages, hours, benefits, or other terms and conditions of employment; (iii) any local, state or federal common law theory; or (iv) any other local, state or federal law or regulation now in existence or that hereafter is enacted (and as amended from time to time) concerning in any way the subject of my employment with the Company or its separation.

Choice of Law/Superseding Agreement/Full Agreement

19.The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the law of Delaware. Any action regarding a Dispute (as defined above) shall be commenced in a court of competent jurisdiction in the state in which I am primarily employed.

20.This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. It supersedes any and all prior agreements (written or oral) relating to the subject matters covered by this Agreement, including any prior agreements covering (i) protection of the Company's intellectual property, or its confidential and proprietary information or documents, and (ii) any dispute resolution process. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement will be effective unless in writing signed by an authorized representative of the party to be charged, which in the case of the Company shall be the Board of Directors or the CEO. I further acknowledge and agree that any subsequent change or changes in my duties, salary or compensation, or subsequent employment with any entity related to the Company (be it a subsidiary, division, or other affiliate) will not affect the validity or scope of this Agreement, which shall remain in full force and effect.

21.This Agreement shall inure to the benefit of the Company, and any of its successors and assigns, and I specifically acknowledge and agree that the Company maintains the right to assign this Agreement to any of its successors and assigns, and that I shall be fully bound by the terms of this Agreement upon such assignment.

22.It is agreed and understood that no changes to the nature or scope of my employment relationship with the Company, including but not limited to changes in job title, responsibilities, reporting structure or compensation, shall operate to extinguish my obligations hereunder or require that this Agreement be re-executed.

Corporate Compliance

23.I agree that I will comply with all policies and procedures that the Company may have in effect from time to time, including without limitation, the Company's Code of Business Conduct (the "Code") and corporate compliance program. I acknowledge that failure to comply with such policies and procedures may result in disciplinary action, including immediate termination of my employment.

Return of Company Property

24.At any time upon request of the Company, and in any event upon the ending of my employment with the Company, I will immediately return (and not destroy) all property of the Company (including, but not limited to, papers, documents, lab notebooks, files, and data in any format, emails, promotional materials, training materials, presentations, computers and any accessories, cell phones, PDAs, credit cards, keys, badges, and other devices and equipment) in my possession, custody or control. I will not retain, take, or copy any of the Company's property. Upon the Company request, I will certify in writing and under oath that I have returned all such Company materials, that I have retained none, that I have not destroyed any Company property or information (including, without limitation, information maintained electronically) and that I have no right of access to such Company materials.

Debarment and Certain Government Programs

25.I represent and warrant that I am not excluded, debarred, suspended, or otherwise ineligible to participate in federal health care, procurement, or other programs, and have not been convicted of a criminal offense relating to health care fraud, patient abuse, and/or the development, approval, or regulation of drug products. I agree to notify the Company in writing if I become excluded, debarred, suspended, or otherwise ineligible to participate in federal health care, procurement, or other programs, am convicted of a criminal offense relating to healthcare fraud, patient abuse, and/or the development, approval, or regulation of drug products, or am convicted of a felony offense relating to the unlawful manufacture, distribution, prescription, or dispensing of a controlled substance.

26.I agree to comply with all laws, regulations, rules, and policies pertaining to Medicare, Medicaid, or any other federal health care program while employed at the Company. I will inform the Company of (i) any non-compliant conduct by the Company or its employees; or (ii) any wrongdoing, irregularities, improprieties or illegalities regarding the ordering or delivery of any item or performance of any service by the Company that is reimbursable by Medicare, Medicaid, or any other federal health care program.

Defend Trade Secrets Act of 2016

27.Under the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(b) is made to my attorney in relation to a lawsuit for retaliation against the Company for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Delivery and Legal Consultation

I acknowledge that I was provided this Agreement the earlier of either a formal offer from the Company or 1O business days before the commencement of my employment with the Company, or if I am employed as of the date this Agreement is executed, 10 business days before the effective date of this Agreement. I further acknowledge that I have the right to consult counsel prior to signing this agreement.

I have read this Agreement and I understand it. I am signing this Agreement voluntarily. My signature below represents my understanding of, and agreement to, the above terms.
PRINT NAME: Nicole Murphy
SIGNATURE:
DATED:

ACCEPTED AND AGREED TO:
On behalf of BIOGEN INC., its subsidiaries, and other corporate affiliates BY: Ginger Gregory
Chief Human Resources Officer SIGNATURE:

Exhibit A

The following is a complete list of intellectual property that I have, alone or jointly with others, authored, made, developed, conceived and/or reduced to practice prior to my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of the Company's "Employee Proprietary Information and Inventions Agreement". I acknowledge and agree that Exhibit A must be accepted in writing by the Company for the Prior Inventions to be so excluded.

List of Prior Inventions: If no inventions to declared please enter "no inventions".

No Inventions

PRINT NAME of EMPLOYEE: Nicole Murphy

SIGNATURE of EMPLOYEE:

Date: